UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Check the appropriate box:

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☐	Soliciting Material under § 240.14a-12

ASA GOLD AND PRECIOUS METALS LIMITED

(Name of Registrant as Specified In Its Charter)

AXEL MERK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Key Updates

Ongoing developments related to ASA’s governance and shareholder rights.

June 2 - 2025 - Bermuda Court extends injunction

On June 4, 2025, the Supreme Court of Bermuda published its decision to extend its injunction. Please read the full decision for important context. Note:

●	“Very serious allegations have been made by the Plaintiff against the Second and Third Defendants, and equally serious allegations have been made by those Defendants against the Plaintiff (and indirectly against Mr. Desai).”

●	“On this application for interlocutory relief the Court cannot and does not attempt to resolve any of the factual disputes between the parties, nor can the Court come to any conclusions in relation to the legal issues that have been raised for or against the rival contentions. That will be for the trial, when fully pleaded cases have been developed, after disclosure and the cross examination of witnesses and legal arguments presented by the parties.”

Read the Court Decision

April 30, 2025 – Saba-Backed Director Files Legal Action in Bermuda

Paul Kazarian, a director of ASA and partner at Saba Capital, filed a petition in the Supreme Court of Bermuda seeking to challenge shareholder efforts to advance competing director nominations. The filing also requests court oversight of ASA’s upcoming shareholder meetings. If granted, the action could delay shareholder-driven efforts and result in Saba’s nominees advancing without opposition.

Read the Filing

April 29, 2025 – Saba Calls Special Meeting

After the Board did not set a date for the special meeting within the 21-day response period, Saba exercised its right as the requisitioning shareholder and set a meeting for June 13, 2025.

Special Meeting Filing

April 9, 2025 – Shareholder Requisition for Competing Slates

Shareholders representing more than 5% of ASA’s outstanding shares submitted a requisition to place four additional director nominees on the ballot for the 2025 Annual General Meeting.

Requisition Filing

April 7, 2025 – Saba Requisition for Special Meeting Saba Capital submitted a requisition seeking to convene a special meeting of ASA shareholders to expand the Board from four to five directors, adding a new Saba-backed nominee.

Requisition Filing (April 8, 2025)

Saba is seeking board control through a special meeting to add a fifth director. Shareholders are encouraged to vote NO to protect ASA’s mandate.

This is a proxy solicitation by shareholder Axel Merk, made solely in his individual capacity. It is not part of a solicitation by ASA Gold and Precious Metals Limited, or any other shareholder, or group.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the documents free of charge at the SEC’s website, http://www.sec.gov.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE PROPOSALS.

The information presented on this website reflects the views and opinions of Axel Merk and is provided solely for educational and informational purposes. It does not constitute investment, legal, financial, or tax advice. You should consult your own advisors for guidance specific to your circumstances.

This site and its content have not been approved by ASA Gold & Precious Metals Ltd. (the “Company”). The Company concentrates its investments in the gold and precious minerals sector, which may be more volatile than other industries and influenced by changes in commodity prices driven by international economic and political developments. The Company is a non-diversified fund, which may result in higher risk through reduced portfolio diversification. It may also invest in smaller-sized and foreign companies, which may be more volatile, less liquid, and subject to additional risks, including currency fluctuations. Shares of closed-end funds like ASA frequently trade at a discount to net asset value.

This website may include forward-looking statements that reflect the current expectations, estimates, beliefs, and projections of Axel Merk. These statements are inherently subject to risks and uncertainties, many of which are beyond the control of the author. Actual outcomes may differ materially from those discussed. Forward-looking statements can often be identified by words such as “believe,” “expect,” “intend,” “may,” “will,” “should,” or similar expressions. These statements speak only as of the date made, and there is no obligation to update or revise them in light of future developments.

Nothing on this website constitutes an offer to sell, or a solicitation of an offer to buy, any securities.

Certain links may direct users to third-party websites or filings with the U.S. Securities and Exchange Commission (SEC). These materials are provided solely for convenience and informational purposes and are not incorporated by reference into any proxy materials. No responsibility is taken for the accuracy or content of third-party sources.

In The Supreme Court of Bermuda

CIVIL JURISDICTION

2025: No. 102

IN THE MATTER OF ASA GOLD AND PRECIOUS METALS LIMITED AND

IN THE MATTER OF SECTION 76 OF THE COMPANIES ACT 1981

BETWEEN:

PAUL KAZARIAN	Petitioner

-AND-

(1)	ASA GOLD AND PRECIOUS METALS LIMITED

(2)	MARY JOAN HOENE

(3)	WILLIAM DONOVAN

Respondents

RULING

(In Chambers)

Date of Hearing:	21, 22 26 May 2025
Date of Ruling:	2 June 2025

Appearances:	Keith Robinson and Sam Stevens and Matthew Summers, of Carey Olsen Bermuda Limited, for the petitioner

Rhys Williams and Conor Doyle and Mariangela Bucci of Conyers Dill & Pearman Limited for the Second and Third Defendants

First Defendant unrepresented

RULING of Martin J

Introduction

1.	This is the Ruling on the inter partes hearing of the Plaintiff’s application for interim interlocutory relief by way of injunction to restrain the Second and Third Defendants from communicating with the shareholders[1] of the First Defendant (hereafter “the Company”), or the beneficial owners of shares in the Company in relation to the Special General Meeting (hereafter “the Saba Requisition Meeting”) that has been requisitioned by Saba Capital Management LP and its affiliates (hereafter “Saba” or “the Saba shareholders”) that is due to be held on 13 June 2025.

2.	This matter first came on for hearing on 7 and 8 May 2025 on an ex parte basis, notice having been given to the Second and Third Defendants. The Court granted interim injunctive relief on a temporary basis pending an inter partes hearing at which all interested parties could file evidence and present their arguments, so that the Court could determine whether it was appropriate to grant interim relief until the trial of the action (or further order).

3.	At the ex parte hearing the matter was presented as being one of some urgency on account of the upcoming date of the Saba Requisition Meeting on Friday 13 June 2025, and the concerns of the Plaintiff about the communications that were being sent by the Second and Third Defendants in their capacities as members of a Litigation Committee of the Board of the Company seeking to dissuade shareholders from voting in favour of the resolutions to be presented at the Saba Requisition Meeting. It was said that the Litigation Committee had no proper authority to make these communications or to purport to speak on behalf of the Board because the Board was deadlocked and had not authorised these communications. The focus of the ex parte application was the Plaintiff’s claim for protection from interference by the Litigation Committee in the preparation for the Saba Requisition Meeting.

4.	It was said that the effect of the unauthorised communications by the Litigation Committee would be (a) suggest that the Board was itself opposed to the resolutions being proposed when an equal number of directors were not opposed to those resolutions and therefore that Litigation Committee’s opposition did not represent the views of the full Board and (b) that the communications were therefore likely to confuse the shareholders about what the Board’s position on the proposed resolutions was in fact and as a result would likely affect the voting on those resolutions.

5.	Complaints were also made about the accuracy of the matters stated about the purpose behind the Saba Requisition Meeting and that the Litigation Committee had and were continuing to use both Company resources and confidential information belonging to the Company that is not in the public domain in relation to a contested election of a director to the Company’s Board.

[1]	The term “shareholder” is used to mean a shareholder (or ‘member’) whose name appears in the register of members as defined in section 19 (2) of the Companies Act 1981.

6.	The Court’s ex tempore Ruling of 8 May 2025 sets out the background to that application and the reasons the Court granted temporary relief. The Court will not repeat those reasons here. In brief, the Court considered that there was a serious issue to be tried and that the balance of justice required the grant of temporary relief at least until the matter could come on before the court on an inter partes basis.

7.	The matter came on for hearing on an inter partes basis on an accelerated timetable with additional materials and submissions on the relevant law to be applied. The parties in this case each seek to take strategic positions to promote an outcome that each one favours, motivated by their different outlooks and philosophies, and no doubt in the genuine and sincerely held belief that their point of view is in the best interests of the shareholders and the Company as a whole.

The scope of the issues to be considered on the Plaintiff’s inter partes application for injunctive relief

8.	On this application for interlocutory relief the Court cannot and does not attempt to resolve any of the factual disputes between the parties, nor can the Court come to any conclusions in relation to the legal issues that have been raised for or against the rival contentions. That will be for the trial, when fully pleaded cases have been developed, after disclosure and the cross examination of witnesses and legal arguments presented by the parties.

9.	At this stage there are only two primary issues before the Court. These are: (i) Is there a serious issue to be tried on the pleaded claims made by the Plaintiff? (ii) If so, does the balance of justice require the continuation (or regrant) of injunctive relief pending the holding of the Saba Requisition Meeting to restrain the Litigation Committee from undertaking an allegedly unauthorised proxy solicitation of the shareholders to vote against the resolutions to be presented for consideration at that meeting?

10.	There are a number of subsidiary issues that will need to be considered. These are: (i) Does the Plaintiff have standing to bring the claims he does? (ii) Does the injunction properly relate to the permissible scope of the Plaintiff’s claims (iii) Does the injunction (if granted) effectively determine the main issues in dispute in the action (and if so, does the Plaintiff’s claim meet the standard required for the Court to grant interim relief? (iv) Did the Plaintiff make a full and fair presentation of the facts and law at the ex parte application? If not, should the Court discharge the injunction, or is it in the interests of justice to continue the injunction or to regrant it on the same or amended terms?

11.	In addition, there are a number of procedural matters that need to be addressed. Although these proceedings were commenced by way of Petition, the Court directed that the proceedings should follow the Originating Summons procedure, and amendments have been made to give effect to that direction, which need formal confirmation by the Court. For the purposes of this Ruling, the Court will refer to the parties as the Plaintiff and the Defendants rather than as Petitioner and Respondents to reflect the change in the procedural status of the action. These matters will be addressed briefly as well.

The Plaintiff’s applications for substantive relief

12.	In order to frame the present application in its context within the relief sought in the proceedings, it is relevant to summarise the main heads of relief sought in the Originating Summons[2] (which have been adapted from the original relief sought in the Petition). This is because, as a matter of jurisdiction, the interim injunction can only properly be granted in aid of a cause of action or claim that is made in the action.

13.	The Plaintiff first seeks directions under section 76 that (i) the Company and the Board shall provide Saba co-operation in order to properly hold and conduct the Saba Requisition Meeting (ii) the results of the Saba Requisition Meeting shall be the legal proper and effective election of directors to the Board (iii) the Company and the Board shall take all necessary steps to permit and shall take no steps to impede, directly or indirectly, the holding and conduct of the Saba Requisition Meeting (iv) the current Board shall take all necessary steps to permit, and shall take no steps to impede, directly or indirectly any director elected at the Saba Requisition Meeting in the exercise of their duties powers and functions as a director of the Company.

14.	The Plaintiff also seeks directions under section 76 with respect to the convening of the Company’s Annual General Meeting for 2025 (the “2025 AGM”) (i) after the date of the Saba Requisition Meeting but not later than 30 November 2025 (ii) the date of the 2025 AGM and the details for the convening, holding and conduct of the 2025 AGM shall be determined by a majority of the full Board (iii) the Saba Requisition Meeting proposed candidates for directors shall be put to the shareholders for election at the 2025 AGM (iv) The Litigation Committee shall take all steps to permit and shall take no steps to interfere with, directly or indirectly, the full Board calling, holding, and conducting the 2025 AGM.

15.	The Plaintiff seeks declaratory relief to the effect that (i) a majority of the full Board is required to authorise the Second and Third Defendants or any committee of the Board to correspond with or otherwise contact the shareholders, or the holders of beneficial interests in the shares held by the shareholders in relation to any requisition or any general meeting of the Company (ii) only a majority vote of the full Board can approve candidates nominated for election at any general meeting of the Company (iii) only the Nominating, Audit and Ethics Committee (the “Nominating Committee”) has the power to recommend to the full Board for consideration and approval by a majority vote of the full Board prior to being proposed for election at the 2025 AGM (iv) the Litigation Committee does not have power to exclude the full Board by unilaterally (without a majority vote of the full Board) proposing a slate of director candidates on behalf of the Board or the Company for election at any general meeting of the Company.

[2]	The Originating Summons is in draft form at HB 1768-71, subject to the leave of the Court to issue it, which is granted below.

16.	The Plaintiff seeks injunctive relief by way of permanent injunction to restrain the Company and the Second and Thid Defendants and Mr Axel Merck[3] (who is the Chief Operating Officer of the Company but who is no longer on the Board) as well as their servants or agents from: (a) purporting to act on behalf of the Company, Board or committee in corresponding with or contacting the shareholders (or beneficial owners of shares) with respect to any requisition or any general meeting unless authorised by a majority vote of the full Board (ii) using the Company’s resources to solicit the shareholders unless authorised to do so by a majority vote of the full Board or (iii) interfering with the Plaintiff and Mr Desai’s rights to exercise their duties powers and functions as directors of the Company.

Interim injunction relief sought

17.	In aid of those prayers for relief, an interim injunction is sought to prevent the Second and Third Defendants in their capacities as members of the Litigation Committee of the Board (whose appointment is briefly explained below) from interfering with the conduct of the Saba Requisition Meeting by communicating with the shareholders and expressing their views about the merits of the resolutions that will be moved at the Saba Requisition Meeting or soliciting shareholders or beneficial owners to oppose those resolutions.

18.	Although the Plaintiff has also sought an Order from the Court to convene the 2025 AGM, no interim relief is sought in respect of that meeting. The Plaintiff submitted that it may be that if the Saba Requisition Meeting proceeds on 13 June 2025, the result of that meeting may well obviate the need for any further relief being sought. It is only if the result of that meeting results in a situation of continued deadlock will the Plaintiff need to seek relief in relation to convening the 2025 AGM.

19.	The foundation of the Plaintiff’s claim is that he claims that he has been excluded from exercising his powers, duties and functions as a director as a result of the combination of two separate circumstances These are: (i) the reduction of the seats available on the Board from 5 to 4. The Plaintiff says that this enables the Second and Third Defendants to exercise “dead hand” control by their ability to block any resolutions put forward by the Plaintiff or his co-director Mr. Desai; and (ii) the delegation of the powers of the Board by the prior Board to the Second and Third Defendants in their capacities as members of the Litigation Committee. The Plaintiff says that this enables the Second and Third Defendants to exclude the Plaintiff and Mr. Desai from participating in decisions taken in the name of the Board, but which are taken under the auspices of the Litigation Committee, of which the Plaintiff and Mr. Desai are not members.

[3]	Mr. Merck was not a party to the action in its original form, but leave is sought to add him as a party for reasons explained below.

The position of the Second and Third Defendants

20.	The Second and Third Defendants oppose the grant of the injunction on the basis that the Plaintiff lacks standing to complain about the matters which are the basis of the application. This is because they say that the Plaintiff cannot invoke the Court’s jurisdiction to regulate alleged breaches of directors’ duty because those duties are owed to the Company and only the Company can take action in relation to those alleged breaches, subject to the exceptions to the rule based in the established case law which require the Plaintiff to show a fraud on the minority or to sue on the basis of a derivative claim. The Plaintiff sues as a director alone and not as a shareholder, and so it is said that he has no standing.

21.	In relation to the claim that the Plaintiff’s personal rights have been infringed by the alleged personal exclusion from management, the Second and Third Defendants say that he has not in fact or in law been excluded from management because the delegation of board power to the Litigation Committee was regularly and validly passed by the prior Board, and that the deadlock that prevents the Plaintiff from engaging in effective management is not in law an exclusion from his powers and rights as a director.

Alleged breaches of the Court’s interim Order

22.	At the inter partes hearing, it was alleged by the Plaintiff that the Second and Third Defendants have not complied with some of the terms of the Order. In response it was alleged by the Second and Third Defendants that the Plaintiff has misstated or misrepresented the meaning and effect of the Order to shareholders in order to influence the outcome of the Saba Requisition Meeting. Neither side seeks the Court’s determination of these allegations but point to them as material the Court may have regard to in evaluating the appropriate course to take on the inter partes application. The Second and Third Defendants say that the steps taken by the Saba shareholders after the grant of the interim relief should inform the Court’s approach to giving directions regarding the Saba Requisition Meeting.

Summary and Disposition

23.	For the reasons explained in more detail in this Ruling, the Court is satisfied that there is a serious issue to be tried in the pleaded claims made by the Plaintiff, brought in his personal capacity, namely whether the scope of the authority delegated to the Litigation Committee (assuming for these purposes that such authority was properly granted by the prior Board) grants the Litigation Committee the lawful authority to conduct a proxy solicitation in the name of the Board (and therefore on behalf of the Company) seeking to oppose the passing of the resolutions proposed for consideration by the shareholders at the Saba Requisition Meeting.

24.	The Court considers that it is arguable that if the Litigation Committee has no valid authority to take these steps, in circumstances where the Board is deadlocked, it is arguable that the conduct of the Litigation Committee has the result of excluding the Plaintiff from exercising his rights as a director as a Board member to vote against the Board taking any position in relation to the resolutions to be put to the shareholders at the Saba Requisition Meeting.

25.	Further, the Court considers that it is arguable (to a high degree of likelihood of success) that the terms of the authority delegated to the the Litigation Committee do not extend to the actions taken by the Second and Third Defendants as members of that Committee to solicit proxies from the shareholders and/or beneficial owners of shares to oppose the resolutions that are to be put before the shareholders at the Saba Requisition Meeting.

26.	The Court also considers that it is not appropriate to give directions for an expedited trial. This is because there is simply not enough time to go through trial preparation and conduct a trial involving a considerable volume of disputed evidence, including expert evidence of foreign law prior to 13 June 2025 when the Saba Requisition Meeting is scheduled, nor before the 30 November 2025, which is the last date by which the AGM must be held.

27.	The Court has decided that even if the Court has power under section 76 to give directions to postpone the Saba Requisition Meeting (which the Court does not consider that it does on the present facts), it is not appropriate to exercise that power in the circumstances of this case, where the Saba Requisition meeting has been validly convened. The Court sees no valid reason to interfere with the exercise of the Saba shareholders’ rights to conduct the Saba Requisition Meeting in accordance with the Companies Act 1981 and the Bye Laws.

28.	The Court has decided that the balance of justice favours the continuation of the temporary interlocutory injunction pending the conclusion of the Saba Requisition Meeting. This is because if the Plaintiff succeeds at the trial of the action in showing that the Litigation Committee has exceeded the powers that have been delegated to it (assuming in the Second and Third Defendants’ favour that those powers have been lawfully delegated) the shareholders’ vote at the Saba Requisition Meeting will have been (i) influenced by representations made by the Litigation Committee that the Board opposes the resolutions and (ii) if not restrained, the Litigation Committee will continue to solicit proxies in the name of the Litigation Committee and will vote those proxies against the resolutions proposed. The Court is satisfied that these actions will likely have an irremediable impact on the outcome of the vote at that meeting, although no one can predict what that outcome may be. It is not sufficient, in the Court’s view, for the Second and Third Defendants to say that if the Plaintiff succeeds at trial then the only effect will be that the actions of the Litigation Committee will be declared to have been invalid and unlawful. To the extent that there is any prejudice to the Second and Third Defendants in their capacities as directors by the continuation of the injunction, in the Court’s estimation this is clearly outweighed by the prejudice to the conduct of the Saba Requisition meeting. The prejudice to the Plaintiff is that his right to prevent those statements being made or proxies solicited and voted by exercising his power a s a director to vote to prevent that happening[4] is irremediable, and no claim in damages will lie to remedy the denial of that right.

[4]	In this case, the exercise of that vote against the Board taking action to oppose the resolutions would achieve a deadlock, and result in no approval for that action to be taken by or in the name of the Board.

29.	The Court did not consider that the non-disclosures alleged by the Second and Third Defendants justified the discharge of the injunction, or alternatively, if the Court was wrong on that, that the Court would regrant the injunction on the same terms on an inter partes basis.

30.	The Court has decided that it is not appropriate to give directions for the conduct of the Company’s 2025 AGM under the Court’s powers in section 76 of the Companies Act 1981 until the outcome of the Saba Requisition Meeting is known.

31.	These proceedings were commenced by petition, which is technically an incorrect form of proceeding for this type of claim. The Court directed that it should be conducted as if it had been commenced by way of Originating Summons, and the Plaintiff has sought leave to amend to accomplish that result. The Court gives formal leave to amend the proceedings in the form submitted and grants permission to serve the amended proceedings on the Second and Third Defendants in its amended form out of the jurisdiction (if need be) on the same terms that leave was previously granted.

32.	By a separate ex parte summons heard after the conclusion of the inter partes hearing, the Plaintiff also sought leave to add Mr Merck as an additional defendant and to extend the injunction to cover him in the light of the steps he is alleged to have taken in furthering the alleged objectives of the Second and Third Defendants and the Litigation Committee following the grant of the interim injunction. However, the Plaintiff withdrew this application[5] before the Court had issued its ruling and so no more need be said about it.

33.	In all the circumstances[6], the Court considers that it is appropriate to reserve any decision as to the liability for the costs of the ex parte and inter partes hearings to the trial of the action.

[5]	See the Sixth Affidavit of Mr Kazarian.
[6]	It is unclear whether any liability will ultimately arise due to the indemnities that have been given in relation to actions taken by the directors in their capacities as such, so that the Company may have to underwrite the whole

Background summary and context

34.	It is common ground that the Board is hopelessly deadlocked and cannot agree on matters of routine administration, still less on any important strategic management issues[7]. This situation had arisen after the 2024 Annual General Meeting (the 2024 AGM). The previous size of the Board had been reduced from five to four following the resignation of Mr Artabane just before the 2024 AGM.

35.	At the 2024 AGM two new directors (the Plaintiff and Mr Desai) were elected (the “new directors”). The new directors favour a new investment management strategy for the Company.

36.	The Second and Third Defendants have been on the Board for some years and favour continuing the long-term strategy that the prior Boards had followed which they say was aimed at maximising long term investment returns. The Second and Third Defendants do not favour a change in investment management strategy. The Second and Third Defendants regard the two new directors as being committed to a plan that will destroy shareholder value. They say that the Plaintiff and Mr Desai are committed to following a strategy has been promoted by Saba in the past which they say has had the effect of “shrinking the fund’s assets significantly or liquidating the fund altogether to the detriment of long-term investors of the fund”[8].

37.	There is a dispute over the reasons behind the reduction of the size of the Board immediately prior to the 2024 AGM. The Plaintiff alleges that the decision to reduce the board was in order to achieve a position that the Second and Third Defendants could effectively block the new directors from implementing any new investment strategy by refusing to vote in favour of any proposal that departed from the existing investment management strategy.

38.	It is said that in the run up to the 2024 AGM it had become clear that new directors were going to be appointed with the support of Saba, which is the largest single shareholder group, and there was therefore a risk that the Second and Third Defendants might be a minority on the Board. If so, it is said that Second and Third Defendants realised the new directors would be able to introduce a new investment management strategy. Therefore, it is said, by reducing the number of Board seats, the prior Board was able to achieve a situation where the continuing directors (i.e. the Second and Third Defendants) would be able to exercise negative control and prevent the new directors promoting a new investment management strategy. The Plaintiff alleges that the exercise of the directors’ power to prevent the new directors from cost of the proceedings, but it is not appropriate to prejudge the position until full argument on these points is presented. introducing a new investment management strategy was tainted by an improper collateral purpose and is unlawful.

[7]	See e.g. Mary Hoene’s First Affidavit paragraph 56: “effectively paralysed” HB 798
[8]	Mary Hoene’s First Affidavit paragraphs 22-27 and in particular paragraph 24: HB 788-9.

39.	In addition, the prior board adopted a Rights Plan (commonly known as a ‘poison pill’) which would give the Board the ability to prevent an unwanted take-over (i.e. one that a majority of the Board did not favour). Saba had previously challenged the adoption of the Rights Plan as being unlawful under US law and litigation was commenced by Saba against the Company. The result of the litigation was that the Rights Plan failed to comply with a statutory requirement as to time, and was declared to be of no effect. Immediately following the determination of that issue, the Company adopted a new Rights Plan. The Plaintiff points to this as supporting evidence of a course of conduct aimed at preventing Saba from legitimately acquiring more shares in the Company and ultimately taking control of it.

40.	Furthermore, and critically for the purposes of this application, on 26 April 2024 the prior Board passed a resolution delegating its full authority to a Litigation Committee in the following terms[9]:

“RESOLVED that the Board hereby authorizes and affirms the creation of the Litigation Committee of the Board (the “Litigation Committee”), effective as of the Effective Date, to consist of one or more members, with the power and authority described below;

and further RESOLVED that the Board hereby authorizes and affirms the appointment of William Donovan, Bruce Hansen and Mary Joan Hoene to the Litigation Committee, with the Chair of the Committee to be determined by the members; provided that in the event any of William Donovan, Bruce Hansen or Mary Joan Hoene is not elected to the Board at the 2024 AGM, then such individual shall cease to be a member of the Litigation Committee concurrently with the time such individual ceases to be a member of the Board;

and further RESOLVED, that the Litigation Committee is exclusively authorized and empowered on behalf of the Board to review, consider, make determinations and approve or otherwise cause the Company to take actions with respect to any matters relating to the Saba Litigation or any other litigation relating to the Rights Plan or any other rights plan adopted by the Company (collectively “Litigation”) and with respect to any disputes, disagreements or other litigation with Saba or its representatives, including, among others, (i) authorizing, managing and overseeing any matters relating to the Litigation , (ii) authorizing or approving any settlement to the Litigation, (iii) taking such other actions in connection with the Litigation as the Litigation Committee deems necessary or appropriate and (iv) resolving, negotiating or taking action with respect to any dispute, disagreement or other litigation with Saba or its representatives, and the Board hereby delegates, to the fullest extent permitted by applicable law, all authority granted to the Board under the Companies Act and the Bye Laws with respect to the Litigation to the Litigation Committee;”

[9]	HB-243

41.	The Second and Third Defendants were elected to the Board at the 2024 AGM and therefore comprise the Litigation Committee.

42.	The Second and Third Defendants have alleged that they have the right to express their view that it is not in the interests of the shareholders for the Saba shareholders to engage in a creeping take over, which they say is an established modus operandi of the Saba shareholders in other cases. They maintain that the established long term investment management strategy of the Company has served the shareholders well and that this should be allowed to continue. The say that the result of the Saba shareholders taking effective control will be destructive of shareholder value.

43.	To give context to the decision the Court has arrived at, it is necessary to briefly summarise the positions that each of the antagonists have taken in these proceedings. The Court repeats that at this stage of the proceedings it cannot reach any concluded view on the merits of the disputed factual allegations or reach any determination of the legal rights of the parties. The summary given below is taken from the allegations made in the affidavits filed by the deponents and does not represent the final positions of the parties on the legal and factual issues. The Court notes that some allegations were made in responsive affidavits by the Second Defendant to which the Plaintiff has not had the opportunity to respond, and the events referred to below are by way of description of the issues raised rather than as a summary of “facts”.

The Plaintiff’s claim

44.	The principal complaint made by the Plaintiff is that the Litigation Committee has in effect usurped the authority of the Board by an improper delegation of authority intended to undermine or frustrate the Plaintiff’s exercise of his lawful powers as a director. It is alleged that the delegation was achieved by an improper exercise of the prior Board’s powers of delegation for an improper collateral purpose, or alternatively that the terms of the delegation have expired or are insufficiently broad to cover the steps taken by the Litigation Committee in soliciting opposition to the Saba Requisition Meeting.

45.	It is not necessary for the Court to express any view on the ultimate merits of these arguments at this stage. This is because the Court is concerned to establish whether there is a serious issue to be tried as the foundation to justify the grant of interim relief.

46.	The Plaintiff alleges that he has been excluded from the exercise of management power as a result of the combination of (i) the reduction of the board to four members which enables the continuing directors to block any effective exercise of his power and (ii) the delegation of the Board’s power to the Litigation Committee which has Board power to take actions in the name of the Board (of which he is not a member) and thereby (in effect) override the power of the full Board of which he is a member.

47.	The Plaintiff relies on the established principle that a director has an independent personal right to exercise the powers functions and duties of a director, and has a personal cause of action to enforce that right by action and if necessary by injunctive relief where the director is wrongly excluded from doing so. The classic statement of this principle was made by Sir George Jessel MR in Pulbrook v Richmond Consolidated Mining Company[10]:

“He has been excluded. Now it seems to me that this is an individual wrong, or a wrong that has been done to an individual. It is a deprivation of his legal rights for which the directors are personally and individually liable. He has a right by the constitution of the company to take part in its management, to be present, and vote at the meetings of the board of directors. He has a perfect right to know what is going on at these meetings.”

and

“It appears to me that for the injury or wrong done to him by preventing him from attending board meetings by force, he has a right to sue. He has what is commonly called a right of action, and those decisions which say that, where a wrong is done to the company by the exclusion of a director from board meetings, the company may sue and must sue for that wrong, do not apply to the case of wrong done simply to an individual.”

48.	This principle was followed and applied in Harben v Philips by Chitty J at first instance and although the Court of Appeal discharged the injunction on appeal on the giving of undertakings, the Court of Appeal did not overrule[11] the statement of general principle expressed by Jessel MR in Pulbrook.

49.	The continued validity of the principle was approved Wynn-Parry J in Hayes v Bristol Plant Hire[12] and has not been doubted since then in any case brought to the Court’s attention.

50.	In the original petition[13] (and the affidavits sworn by the Plaintiff in support of his applications) the Plaintiff also alleges that the Second and Third defendants have acted in breach of their duties as directors of the Company by exceeding their authority as members of the Litigation Committee. He alleges that the Second and Third Defendants were in breach of their duty to convene the AGM unless the new directors agreed to put before the shareholders an alternative slate of directors, refusing to convene the Saba Requisition Meeting as required by section 74 of the Companies Act and acting as if they had the authority of the full board under the auspices of the Litigation Committee in seeking to (i) oppose the resolutions proposed by Saba in the Saba Requisition and (ii) seeking to engage in a proxy solicitation to mount an alternative requisition by shareholders to propose an alternative slate of directors.

[10]	(1878) 9 Ch D 610, 612-3.
[11]	Harben v Phillips (1882) 23 Ch D 14: See Cotton LJ at 33.
[12]	[1957] 1 All ER 685, 687 I “That sentence establishes beyond doubt that, other things being equal, and the director having a sufficient proprietary interest, he is in a position, so far as procedure is concerned, to maintain an action by himself and in his own name.”
[13]	The proceedings are now to be conducted under the Originating Summons procedure.

51.	The Plaintiff says that the attempts to interfere with the Saba Requisition Meeting and the deadlock resulting in the inability of the board to convene the 2025 AGM attracts the court’s jurisdiction under section 76 of the Companies Act 1981 to give directions in relation to the conduct of the Saba Requisition Meeting and to convene the 2025 AGM on terms that prevent the second and third defendants’ from purporting to speak on behalf of the Board through the Litigation Committee, and in particular from soliciting opposition to the Saba requisitionists’ candidate for election to the board or the presentation of a separate slate of directors proposed by the Litigation Committee.

52.	The Second and Third Defendants say in answer that the delegation of power to the Litigation Committee was lawfully given and until a resolution of the board revokes that delegation, the delegation is valid as a matter of the law of agency, and there is no exclusion of the Plaintiff from the board. Therefore, the second and third defendants say that the Plaintiff has no personal cause of action against the Company or the second or third defendants to declare that he has been excluded and has no ability to obtain injunctive relief. In effect, it is claimed that the Plaintiff has no standing and the Court must refuse his claim and discharge the injunction.

53.	The Second and Third Defendants say that any claims that the Plaintiff have about the alleged improper purposes or excess of authority or other alleged breaches of duty are claims that only the Company can bring because it is trite law that a director owes his or her duty exclusively to the Company and an alleged breach of that duty does not give rise to a cause of action in the hands of an individual director. Any claim that might be brought by way of derivative action and under one of the exceptions to the rule in Foss v Harbottle14 (e.g. a fraud on the minority) is a shareholder claim and no such claim has been asserted by a shareholder. Therefore, it is said that the Plaintiff’s claims are without legal basis.

54.	The Second and Third Defendants say that the injunction must be discharged because there is no serious issue to be tried if the Plaintiff cannot show that he has standing to make the claims he is asserting. However, the Second and Third Defendants also say that since the grant of the interlocutory injunction, as a result of the steps taken by the Plaintiff, the simple lifting of the injunction will not remedy the injustice that has been caused. The Second and Third defendants say that the Saba Requisition Meeting cannot be allowed to proceed as planned because (i) the Second and Third Defendants cannot now mount an effective solicitation of support for an alternative resolution or (ii) fulfill their duty to provide the shareholders with accurate information about the resolutions that the shareholders are to be asked to vote upon at the Saba Requisition Meeting. They say that the Plaintiff has misrepresented the actions of the Second and Third Defendants and has damaged their reputations as directors of a listed company and that the interests of justice require that the Plaintiff should not be allowed to obtain any advantage he has received from the injunction that ought not to have been granted.

[14]	(1843) 2 Hare 461

55.	The Second and Third Defendants also say that the Plaintiff’s claim as to exclusion from management is both wrong and misconceived in law but also that it is in reality a cover for the real claims that are being made to protect Saba’s interests in promoting its agenda at the Saba Requisition Meeting (in the short term) and furthering Saba’s underlying agenda to take over the Company.

Motivations

56.	Very serious allegations have been made by the Plaintiff against the Second and Third Defendants, and equally serious allegations have been made by those Defendants against the Plaintiff (and indirectly against Mr. Desai).

57.	It is clear that there is no trust between these individuals and they each suspect one another of having a hidden agenda: the Second and Third Defendants say that the Plaintiff is acting at the behest of the Saba shareholders to take over control of the Company has obstructed the Board’s ability to convene the AGM, and is engaged in a “misinformation offensive”[15]. The Plaintiff says that the Second and Third Defendants will “do anything possible to try and prevent the Company’s shareholders from voting on Saba’s proposals at the SGM”[16].

58.	All parties express their intention to further the interests of the Company as a whole, and in particular the interests of the shareholders. For his part, the Plaintiff says that he is acting in the interests of shareholders in seeking to change the investment management of the Company and (whatever the legal objections to his right to do so may be) that he is seeking to ensure that the rights of the Saba requisitionists are fully protected. The Second and Third Defendants say that they are seeking to ensure that the shareholders can vote at the Saba Requisition Meeting on a fully informed basis and that their efforts have been directed at ensuring that the shareholders have a choice.

59.	At this stage, the Court is prepared to take these expressions of intention and motivation by all sides as having been sincerely given.

[15]	See paragraphs 5 and 6 of Mary Hoene’s Second Affidavit HB 1816.
[16]	See paragraph 238 Paul Kazarian’s First Affidavit HB 65.

First principles

60.	All parties have referred to the application of first principles in the determination of the application. The first and most basic principle at stake in the application is the right of the shareholders to decide who shall be on the Board, and to whom they will entrust the future direction and management of the Company’s business in which they have a financial stake.

61.	The Court considers that this is the principle to which primacy must be given in the context of what can be described as (at its core) a proxy fight over the composition of the Board. It is the shareholders who have the right to determine who shall be on the Board, not the members of the Board themselves, even though in practice the shareholders will (generally) give considerable weight to a recommendation made by the Board. In a case where there is an equally divided Board, it is all the more important to observe the fundamental principle.

62.	It is also a fundamental principle that once the shareholders have elected the directors to the Board, subject to any specific requirements of the Bye Laws (which are unusual in most modern companies), the shareholders play no part in the management of the Company’s business. That is the exclusive province of the Board. The Court has limited power to (and generally will not) interfere with or second guess the business decisions of the Board.

63.	The Court has kept these principles in mind when approaching the issues that have been developed in argument before the Court on this application.

The 2025 AGM and the Saba Requisition Meeting

64.	It is necessary to set out a brief summary of the undisputed facts that have led to the present application.

65.	The origin of the present dispute lies in the conflicting opinions of the members of the Board about the convening of the 2025 AGM. The essential point of dispute was whether the candidates put forward by the Nominating Committee would be approved by the Board. Each side blames the other for the impasse, and it is not for the Court to decide the issue at this stage as to which view was correct. The important fact is that following the impasse on that issue that the Saba Requisition Meeting was requisitioned by the Saba shareholders, with the stated intention of breaking the deadlock on the equally divided Board.

66.	This step followed several months of correspondence between the new directors and the continuing directors taking their respective positions about the composition of the slate of directors to be proposed at the 2025 AGM.

67.	In response to the Saba Requisition, the Second Defendant and others purported to serve a requisition on behalf of the beneficial owners of more than 5% of the shares of the Company (referred to as the “MJH Requisition”) requiring the Board to put a resolution before the 2025 AGM to elect an alternative slate of directors, including the Second and Third Defendants and others. The validity of the MJH Requisition was challenged on the grounds that it is made by persons who are not registered shareholders within the meaning of section 19 (2) of the Companies Act 1981.

Although this was originally a feature of the relief sought in the Petition, this relief is not pursued in the relief sought in the Originating Summons, except indirectly, and does not arise for consideration on this application.

68.	Its relevance is the fact that it is alleged that the Second and Third Defendants filed a Schedule 13 D statement[17] under the US Securities Exchange Act 1934 (the “SEC Act”) indicating an intention to solicit proxies from shareholders in support of the MJH Requisition Notice dated 9 April 2025 as set out in a letter dated 23 April 2025 signed by the Second and Third Defendants[18].

69.	This letter states (inter alia) that the Second and Third Defendants were writing to all shareholders “as members of the Litigation Committee of the Board of Directors of [the Company], a committee established in April 2024 to take any actions it deems necessary in the best interests of ASA with respect to any dispute or disagreement with activist shareholder Saba.”

70.	The Letter alleges that Saba is “attempting to gain full control of ASA by submitting a requisition to call a separate meeting to add its chosen nominee as a fifth director— without allowing shareholders to consider an alternative. Their maneuver would give Saba the power to dismantle oversight mechanisms, remove committees, and potentially shift the Fund’s focus away from precious metals. Shareholders would be left without a say.”

71.	The Letter goes no to say that “the Litigation Committee is submitting a separate requisition on behalf of ASA calling for a special meeting with two competing slates of directors: one backed by Saba, and one aligned with ASA’s traditional precious metals mandate. This is not about endorsing one slate over another. It’s about restoring shareholder voice and giving you a real choice.”

72.	The Letter enclosed a consent card indicating that “it is not a proxy vote but that signing the consent form only enables the meeting to take place. It does not commit you to support either slate of directors.”

73.	The consent card indicated that the purpose of the consent was to request the Board to requisition a meeting of the shareholders to convene a meeting to consider a slate of 3 additional directors for election to the Board and set out the names of those nominated by Saba and those nominated by the ASA’s Nominating Committee.

[17]	HB 406-7
[18]	HB 476-7

74.	On 30 April 2025 the Plaintiff gave notice to the attorneys representing the Second and Third Defendants that he intended to seek interim injunctive relief to restrain them from proceeding with the MJH Requisition and the solicitation of support from shareholders.

75.	On 2 May 2025, the Litigation Committee made a further filing of a preliminary Proxy Statement under Schedule 14A of the SEC Rules[19]. It said (in part):

“The Litigation Committee of the Board of Directors...is comprised of legacy independent directors Mary Joan Hoene and William Donovan and was created to act on behalf of the Fund in connection with any disputes or disagreements with Saba or its representatives and to protect the Fund and its shareholders and act in their best interests.

We urge shareholders to vote AGAINST expanding the Board from four to five members and to vote AGAINST the Saba Nominee because we believe that these actions are not in the best interests of the majority of shareholders of the Fund, excluding Saba. We are therefore seeking your support at the Special Meeting that is scheduled to be held on [-] 2025 at [-] am/pm (Eastern Time)”

76.	The statement then seeks the shareholders’ support to vote against the proposals and urges the shareholders to sign and return the enclosed proxy card marked “AGAINST” the proposals and continues “The proxy solicitation is being made by the Litigation Committee to oppose Saba’s proposals and not on behalf of the Board or any other third party.”

77.	This statement raises an important point. It is clear that the Resolution that created the Litigation Committee vested the Committee as a Committee that had the full authority of the Board (whatever the limits of that authority may be). Therefore, the Litigation Committee is acting as the Board for these purposes; it is not acting for itself as an independent organ of the Company, separate from the Board. The statement that the Litigation Committee is not making the proxy solicitation on behalf of the Board is therefore incorrect and potentially misleading.

78.	On 7 May 2025 the Plaintiff sought interim injunctive relief to restrain the Second and Third Defendants from sending out the Shareholder Letter and seeking an Order from the Court to withdraw the Schedule 14A statement on the grounds that the Second and Third Defendants were (i) trying to interfere with the conduct of the Saba Requisition Meeting (ii) using the Litigation Committee to put forward an alternative slate of directors (iii) interfering with the rights of the Plaintiff (and his co-director Mr. Desai) to exercise their rights as directors by depriving them of their full duties, powers and functions as directors of the Company[20]. Further allegations were made that in taking the actions described above, the Second and Third Defendants had breached their duties as directors.

[19]	HB 678=693
[20]	See paragraphs 5, 9 and 10 of the First affidavit of Paul Kazarian at HB 31.

79.	On 8 May 2025 relief was granted by this Court on an interim ex parte basis pending an inter partes hearing and an Order was made restraining the Second and Third Defendants from sending out the Letter to Shareholders and Ordering them to take down or withdraw the Schedule 14A filing pending the inter partes hearing.

80.	The Second and Third Defendants did so, but the Plaintiff subsequently complained that Mr. Axel Merck (who is the Chief Operating Officer and the President of the investment manager presently engaged by the Company and a former member of the Board) filed a preliminary proxy statement in almost identical terms using the same materials. Although an application was later made to join Mr. Merck as a party in order to extend the injunction to cover his actions, the Plaintiff (after the hearing and before the issue of this Ruling) indicated that the Plaintiff no longer pursues this relief.

81.	Following the grant of the interim interlocutory Order the Saba shareholders filed their own proxy statement under Schedule 14A of the SEC Act[21]. A number of statements were made by Mr Weinstein (Chief Investment Officer of Saba Capital management LP) in the Saba proxy statement to which vehement exception has been taken by the Second and Third Defendants. These statements include alleged distortions of the Court’s ex parte ruling, but the focus of the concern raised by the Second and Third Defendants was that Mr Weinstein accused the Second and Third Defendants of “misconduct” and “blatant disregard for the law”, and that they had been “found liable for violating securities laws”. These statements were made in relation to matters connected with the Right Plan litigation, not the present proceedings.

82.	The Second and Third Defendants say that these statements are all untrue and that their reputations have been damaged rely upon these statements to support the submission that the Court should now intervene and postpone the Saba Requisition Meeting because (following these statements) it is no longer possible for the Saba Requisition Meeting to conducted properly or fairly. They say that the Court now has jurisdiction to exercise its power sunder section 76 to regulate the Saba Requisition Meeting. Further they rely upon these statements as support for the submission that the Plaintiff should not be allowed to retain any benefit form an improperly obtained injunction.

83.	The Court now turns its attention to the key issues on this application.

[21]	HB 1837-1897.

Is there a serious issue to be tried in the proceedings?

84.	The Plaintiff has relied upon a number of arguments. In brief, these include:

a.	that the resolutions reducing the number of board seat to four and the delegation of power to the Litigation Committee were made in breach of duty and are tainted with a collateral and improper purpose and are invalid;

b.	the actions taken by the Second and Third Defendants to solicit opposition to the resolutions to be put at the Saba Requisition Meeting were taken in breach of their duties as directors and invalid;

c.	the delegation of the board’s power to the Litigation Committee expired on the appointment of the new Board;

d.	the effect of the reduction of the board seats and the delegation of power to the Litigation Committee has effectively excluded the Plaintiff and his co-director from exercising their powers as directors;

e.	the scope of the authority delegated to the Second and Third Defendants as members of the Litigation Committee does not extend to authorizing them to take the actions the have taken in the purported exercise of that authority.

Breach of duty claims

85.	The Second and Third Defendants have pointed out that any claims that the Second and Third Defendants have acted in breach of duty are not available to the Plaintiff because those are claims that can only be brought by the Company itself or potentially by a shareholder seeking to make a derivative claim on its behalf, and even then, the Plaintiff would have to fall within one of the exceptions to the rule in Foss v Harbottle (e.g. a fraud on the minority and that the wrongdoers are in a position to control the Company).

86.	Without finally deciding on these objections at this stage, the Court would not be prepared to grant interim relief on the basis of the allegations that the Second and Third Defendants have acted in breach of their duties. The Company is a party to these proceedings and the proceedings are at an early stage, so it is possible that new claims may emerge or parties may be added before the matter comes on for trial, so the Court leaves those claims open without expressing any view as to their viability. However, the Plaintiff is presently unable to rely upon a factual foundation that would admit claims to interim injunctive relief based on those arguments.

Improper delegation of authority claims

87.	The Second and Third Defendants argue that the delegation of authority was properly granted and that on ordinary principles of agency and company law, the delegation of authority remains in place until it is revoked by a majority vote of the Board.

88.	The Court similarly would not grant interim relief to the Plaintiff on the basis that the delegation came to an end at the 2024 AGM because that seems to the Court to involve taking a new approach to the legal analysis of delegation of board power which is without authority to support it. Nor would the Court be prepared to grant interim relief on the basis that the delegation of powers was tainted by a collateral or improper purpose for the same reasons explained above. The Court refrains from expressing any concluded view on the viability of those claims at a trial, after the case has been fully developed.

The exclusion claim

89.	The Second and Third Defendants argue that the evidence shows that the four directors met and attempted to conduct business at various meetings. They argue that there was no exclusion in the sense referred to in the decided case law because the Plaintiff was not physically excluded from the meeting[22]. They say that the evidence shows positively that the Plaintiff has not been excluded, he has just been unable to carry a majority vote, and that is a normal incidence of corporate governance.

90.	The Court is, however, not convinced that an argument cannot be made that the effect of a delegated authority to two board members to act as a committee of the board is not an effective exclusion of the other two members from exercising their rights as directors where the facts show that (in relation to the matters delegated) those other two Board members oppose those actions. If the full Board voted, the evidence shows that it would result in a deadlock, and the effect of that equality of votes would prevent the approval of those actions being taken. In the present circumstances, the Second and Third Defendants have been granted authority to override the decision of the Board outside the boardroom. It seems to the Court that it is arguable this has potentially has the same effect as a refusal to admit the Plaintiff into a meeting, as in Pulbrook.

91.	The Court recognises that the argument is without authority to support it, but the Court does not accept that only a physical exclusion from a board meeting will suffice to enable a director to complain that he or she has in fact been deprived of his or her rights as a director to vote on actions taken in the Board’s name. It seems to the Court that this question nonetheless discloses a serious issue to be tried.

Exceeding the scope of delegated authority claim

92.	The Second and Third Defendants take the position that whatever the result of the analysis is, even if the actions taken by the Second Defendants fall outside the scope of their delegated authority as the Litigation Committee, the only consequence is that the actions taken by them are invalid.

93.	The Court is unable to accept that this is a sufficient answer. It is (in the Court’s view) obvious that the terms of the Resolution were directed at the litigation then pending between the Saba Capital Management LP and the Company over the Rights Plan and any subsequent rights plan, and other litigation or disputes or disagreements with Saba Capital Management LP. The matters in respect of which the Litigation Committee has asserted its right to act on behalf of the Board relate to the solicitation of votes at the Saba Requisition Meeting to oppose the proposed resolutions.

[22]	See Pulbrook.

94.	Although the Second and Third Defendants personally disagree with the philosophy that lies behind the proposed resolutions and have expressed their views to that effect in the evidence, it is plainly arguable that the vote on the proposed resolutions does not relate to a legal dispute or disagreement between the Company and Saba Capital Management LP.

95.	Furthermore, the evident intention of the Litigation Committee is to go further: once proxies have been returned, and Litigation Committee will vote against the resolutions on behalf of the shareholders.

96.	In the Court’s judgment, the claim that the Litigation Committee has exceeded its delegated authority and (if not restrained from doing so) will continue to exceed it in pursuing a proxy solicitation aimed at defeating the resolutions proposed by Saba, discloses a serious question to be tried in the action. This aspect of the Plaintiff’s claim falls fairly and squarely within the prayer for declaratory relief in paragraph 3 (a) of the Originating Summons, which broadly corresponds to the relief sought at paragraphs 94 (a) to (c) of the original Petition[23].

The Balance of Justice

97.	The next principal issue is whether on the facts disclosed by the evidence the Court is satisfied that the balance of justice[24] favours the grant of interlocutory relief to prevent the continued exercise of authority in the name of the Litigation Committee aimed at opposing the resolutions to be presented at the Saba Requisition Meeting.

98.	In assessing the balance of justice the Court is applying the principles explained in American Cyanamid Ltd v Ethicon Ltd[25]:

“The object of the interlocutory injunction is to protect the plaintiff from injury by violation of his rights for which he could not be adequately compel sated in damages recoverable in the action if the uncertainty were resolved in his favour at trial; but the plaintiff’s need for such protection must be weighed against the corresponding need of the defendant to be protected against injury resulting from his having been prevented from exercising his own legal rights for which he could not be adequately compensated under the plaintiff’s undertaking in damages if the uncertainty were resolved in the defendant’s favour at the trial. The court must weigh one need against the other and determine where the ‘balance of convenience’ lies.”

[23]	See HB 1770 and HB21.
[24]	The Court uses this term in preference to the balance of convenience following the guidance of Sir John Donaldson MR in Francome v Mirror Group Newspapers Ltd [1984] 2 All ER 408,413.
[25]	[1975] AC 396, 406 per Lord Diplock.

99.	The essence of the Plaintiff’s application is that the Second and Third Defendants should be restrained from continuing to exceed the scope of their delegated authority to try to “mount a campaign”[26] of opposition against the approval of the Saba Requisition resolutions by representing that they speak with the authority of the Board.

100.	The concern is that this representation will influence the shareholders in the exercise of their votes, when in truth the Second and Third Defendants do not speak with the authority of the Board. Furthermore, if shareholders respond with voting cards giving the Second and Third Defendants their proxies, the Second and Third Defendants will actively vote those shares against the resolutions.

101.	Against this, the Second and Third Defendants say that (i) an interim injunction will interfere with their equitable duty to give to the shareholders accurate information concerning the resolutions to be put to the shareholders at the Saba Requisiiton Meeting (ii) an interim injunction will effectively determine the issues in dispute and render a trial unnecessary because the Plaintiff will in effect have been granted summary judgment so the merits of Plaintiff’s case must be “overwhelming” before the Court can consider granting the injunction[27]. If the Plaintiff cannot show an overwhelming likelihood of success at trial, so, then the status quo ante should be retained and the injunction should be discharged and (iii) that the Plaintiff failed in his duty to make a full and fair presentation of the factual and legal issues at the ex parte hearing and therefore the Court should discharge the injunction, applying normal principles.

102.	In the Court’s judgement, the factors which militate in favour of the grant of interim relief are as follows.

103.	If the Plaintiff’s analysis is correct in relation to the scope of the delegated authority and the Litigation Committee is exceeding its authority in opposing the resolutions, then the consequences of the Second and Third Defendants’ actions will have an irremediable (albeit unknowable and unquantifiable) effect on the vote at the Saba Requisition Meeting. The shareholders will have acted under the wrong understanding that the Litigation Committee has set its face against the resolutions with the authority of the full Board. The shareholders who grant proxies will have done so on the basis that the Litigation Committee’s action has been taken with the authority of the Board.

[26]	This is the expression used by the Plaintiff’s counsel and is not an indication of the Court’s view.
[27]	Reliance was placed upon Cayne v Global Natural Resources plc [1984] 1 All ER 225, 233 d to f per Eveleigh LJ.

104.	Although the filings with the SEC appear in some places to suggest that the Litigation Committee is not acting on behalf of the Board[28], this is clearly incorrect. The terms of the delegation are to the effect that the Litigation Committee is acting with the full authority of the Board itself. That is apparent from the Resolution itself and is the meaning and effect of the words “delegates, to the fullest extent permitted by applicable law, all authority granted to the Board”.

105.	This is a company that is listed on the New York Stock Exchange. It is a highly regulated investment environment. It is basic to the process of proper shareholder democracy at a general meeting that the basis upon which the shareholders are being invited to vote are clear and accurate and contain no material misstatements. Noone suggests that shareholders acting in their own interests are entitled to express their views on any motions to be brought before the company in general meeting. However, shareholders in large publicly held companies put considerable faith in the judgment of the Board and may easily be influenced by a statement that the Board (or a committee acting with the authority of the Board) supports or opposes a particular course of action. It is therefore essential that there is no doubt over the authenticity of that authority.

106.	The argument that the only consequence of the Litigation Committee exceeding its authority is that its actions will be declared invalid is not a sufficient answer. That may be so, but the actions taken on the strength of the representation of Board authority will be irreversible. It is not possible to unwind the effect of a resolution which is taken, and no claim in damages will lie if it tums out that the Litigation Committee exceeded its authority.

107.	It is obvious that the Litigation Committee’s mandate was directed at managing legal disputes with Saba Capital Management LP or its representatives. The Second and Third Defendants say that the mandate is wide and covers any dispute or disagreement, and they say that this is a disagreement. They say that they are entitled to take such action as they deem fit. While most of the Resolution is concerned with the Litigation over the Rights Plan (as defined) the Second and Third Defendants rely on (iv) of the Resolution which reads (so far as material) as follows:

“…resolving, negotiating or taking action with respect to any dispute, disagreement or other litigation with Saba or its representatives…and the the Board hereby delegates …all authority granted to the Board... with respect to the Litigation to the Litigation Committee.”

(Emphasis added)

28	“This proxy solicitation is being made by the Litigation Committee to oppose Saba’s proposals and not on behalf of the Board or any other third party” (emphasis added).

108.	While not making a determinative assessment at this stage, in the context of the Resolution read as a whole, the Court considers that the dispute or disagreement referred to must be a legal dispute or disagreement, rather than a philosophical disagreement or difference of opinion about management strategy. That disagreement must be with Saba Capital Management LP, or its representatives[29].

109.	Closely analysed, the delegation of the full authority of the Board at the end of the Resolution appears to be with respect to the Litigation (which is defined as the Rights Plan Litigation or any other rights plan adopted by the Company) and not with respect to anything else.

110.	The Court recognizes that the Second and Third Defendant may well argue that the terms of “[taking] action with respect to any dispute, disagreement or other litigation” is broad and may urge upon the Court a commercial interpretation of this language in a business context.

111.	The Court does not foreclose argument on the ultimate interpretation of the Resolution, and is not expressing any definitive view, but the Court is prepared to say that on a fair reading, the language in the Resolution does not cover authorizing the Litigation Committee to engage in a proxy solicitation campaign to oppose resolutions brought by Saba Capital Management LP, particularly in circumstances where no challenge has been made to the legitimacy of the Saba Requisition Meeting. On the contrary, the Second and Third Defendants accept that the meeting has been validly convened. There is therefore no legal dispute relating to the meeting which can be engaged by the terms of the delegated authority, even on an expansive reading of the Resolution.

112.	The Second and Third Defendants rely on the word “overwhelming” used in Eveleigh’ LJ’s judgment in Cayne v Global Natural Resources plc as proposing a test that the Plaintiff must pass if (as they contend) the effect of the interlocutory judgment will be determinative of the proceedings. In context, Eveleigh LJ said that the plaintiff’s case was “not overwhelming”, but the Court does not understand Eveleigh LJ to mean that it will only be in cases where the plaintiff’s claim is overwhelming that the Court can intervene if the effect will or may be determinative of the case. Eveleigh LJ himself framed the task of the court as “to approach on a broad principle: what can the court do in its best endeavor to avoid injustice?”[30]

113.	However, if it were necessary for the Plaintiff to show that his claim that the Litigation Committee has exceeded the authority granted to it in the Resolution was “overwhelming”, for the reasons indicated above, the Court would be prepared to accept that this aspect of the claim (i.e. that in taking the actions they have to oppose the resolutions the Second and Third Defendants have exceeded the Litigation Committee’s delegated authority) has a high likelihood of success. Therefore, in the Court’s view, the Plaintiff’s case on this point falls within the Cayne dictum relied upon by the Second and Third Defendants for these purposes. For the avoidance of doubt, the Court is not expressing any views on the other aspects of the case brought by the Plaintiff.

[29]	Although the Plaintiff is employed by Saba Capital Management LP, in these proceedings he is acting in his capacity as a director the Company, not as Saba Capital’s representative.
[30]	At page 232 h.

114.	The Court is also not satisfied that the effect of granting interim relief will effectively determine the issues in the proceedings. This is because the proceedings may well continue if the shareholders do not pass the resolutions at the Saba Requisition Meeting or if the situation of Board paralysis or deadlock remains after that meeting and the Court is then invited to give directions for the convening of the 2025 AGM thereafter.

115.	In the light of the Court’s view on the prospects of the point taken that the Litigation Committee has exceeded its authority, it is not necessary to consider the argument that the Court should discharge the injunction in favour of leaving the status quo ante. However, the Court would find the proposition that the Second and Third Defendants should be allowed to continue to exceed their authority on the basis of a status quo ante argument to be very unsatisfactory.

No prejudice to the Second and Third Defendants.

116.	The Second and Third Defendants urge that they have an equitable duty to provide accurate information to the shareholders about the business proposed at the Saba Requisition Meeting. They say that this includes explaining their view on the likely outcome of the appointment of a fifth director, which they predict will result in a radical change in the Company’s future investment management strategy. They say that the grant of the interlocutory injunction will interfere with that right or duty, and that this is the right that must be weighed against the Plaintiff’s right in considering whether to grant an injunction.

117.	It may well be true that in the context of a publicly listed company the Board as a whole may be expected to provide its view on proposed candidates for election to the Board, but there does not appear to be any support in the case law for the view that it is the duty of each individual director to express his or her own view. Indeed, this would run counter to the main theme of collective Board responsibility relied upon by the Second and Third Defendants in their other submissions.

118.	The cases relied upon by the Second and Third Defendants are founded in the notion that the Board should not convene a meeting by using a ‘tricky’ Notice of Meeting where the true nature of the business to be decided by the shareholders has not been adequately disclosed or described[31].

[31]	Re Smiths of Smithfield [2003] EWHC 568.

119.	In the present case there is no doubt as to what the resolutions are intended to achieve. The first is to add a new seat to the Board, and the purpose is to break the present deadlock on the Board, which the Second Defendant has described as being paralyzed. It is notable that the previous history of the Company had five Board seats, so this is not a departure from past practice.

120.	The second resolution is to consider the appointment of Mary Ann Bruce to fill the additional seat. Her curriculum vitae has been provided and a presentation of her credentials and her intentions if she is elected to the Board have been (or will be) provided to all shareholders.

121.	The Court cannot see that there is anything that could be said to be ‘tricky’ or complicated about the resolutions proposed for consideration, such that the resolutions need to be “explained” to the shareholders. The language is fair, clear and unambiguous[32].

122.	In the Court’s view, the case law does not go so far as to suggest that there is an individual equitable duty on the directors to present accurate information to the shareholders which would be infringed by the grant of the interim injunction or its continuation. There is therefore no corresponding right of the Second and Third Defendants that needs to be safeguarded.

123.	However, if the Court were to be held to be wrong on that, the Court would nonetheless take the view that the balance of justice falls very squarely on the side of granting the injunction because the denial of the alleged rights of the Second and Third Defendants would be a much less serious infringement of their “right” than the risk of misrepresentation of their authority to represent the view of the full Board, or that they are acting with the authority of the full Board in opposing the resolutions.

Full and Fair Presentation

124.	The Second and Third Defendants say that the Plaintiff did not give a full and fair presentation of the material facts and legal issues on the ex parte application and that therefore the injunction should be discharged on that basis. They rely on the following points.

a.	The Plaintiff failed to explain that the grant of interim relief was likely to be determinative of the issues in the case.

b.	The Plaintiff gave the misleading impression that Mr Desai is unaffiliated with Saba.

c.	The Plaintiff failed to bring the case of Cayne v Natural Resources plc to the attention of the Court.

[32]	Sharp v Blank [2017] BCC187 at page 197: it was “a matter of common fairness that they [the directors] explained what the purpose of the meeting is. That includes being clear and comprehensible and not misleading or tricky; but the reason for this is one of fairness not loyalty.” per Nugee J.

d.	The Plaintiff failed to explain that the Second and Third Defendants would be unable to respond in time if the interim injunction were granted due to the time limits imposed by the SEC rules.

e.	In relation to the claims that the Second and Third Defendants had acted in breach of their duties, the Plaintiff failed to disclose the case law supporting the principle that only the Company or a shareholder acting in a derivative capacity can make claims of breach of duty.

125.	The Court has already explained that it would not grant relief on the basis of the breach of duty claims, at least at this stage of the proceedings when the Plaintiff is relying purely the claim that his personal rights as a director have been denied by the alleged exclusion. It is those rights which found the claim that injunctive relief is necessary to prevent ongoing violation of that right in the form of the misrepresentation of the Second and Third Defendants’ rights to speak on behalf of the Board.

126.	Therefore, the Court does not consider that the alleged failure to disclose the case law on the right of the Company to seek relief against breaches of duty was relevant to the application being sought, which the Court had in mind in any event.

127.	The Court does not consider that there was any failure to explain Mr. Desai’s relationship with Saba, and Mr. Desai himself confirmed[33] (subsequently) that there is no affiliation with Saba.

128.	As to the other points, the Court agrees that the Plaintiff ought to have disclosed that the likely result of granting the interim injunction would mean that the Second and Third Defendants would not be able to present their views to the shareholders. The Court also agrees that the principle in the Cayne v Global Natural Resources plc ought to have been identified or referred to in the application, so the Court could come to a view on the standard that the Plaintiff had to meet on the application.

129.	While the Court agrees that the duty of full and fair presentation is an onerous one, and that the Court can and generally will discharge an injunction where the applicant has failed to meet the rigour of its requirements, before doing so the Court will look at the nature of the non-disclosure and assess whether (i) whether the non-disclosure was innocent or not and (ii) the relative importance of the fact to the fair presentation of the application and (iii) whether, having regard to the circumstances of the case, the Court considers that the interests of justice nonetheless justify the grant of relief, notwithstanding the non-disclosure.

[33]	Mr. Desai’s second affidavit at paragraphs 4 and 9 HB 1681-2.

130.	In the Court’s view, these non-disclosures were innocent and not deliberate, and owed much to the urgency with which the application was made. This of itself would not justify the continuation of the injunction.

131.	In light of the Court’s analysis of the scope of the Litigation Committee’s authority, the Court considers that the dictum in the Cayne is met, and so the Court was not misled as a result of the failure to disclose the case.

132.	Further, the suggestion that the Second and Third Defendants were deprived of their “right” to make representations to the shareholders as individuals is not made out on the case law, and assumes that the Second and Third Defendants have the delegated authority of the Board to do so. For the reasons already given, the Court considers this assumption to be based on a very slender prospect of ultimate success.

133.	Accordingly, the Court declines the Second and Third Defendants’ invitation to discharge the ex parte injunction on these grounds. If the Court were to be found wrong in relation to this, the Court would have discharged the injunction but then granted a fresh injunction on the same terms. This is because the Court considers that the interests of justice require the grant of a fresh injunction to prevent the Second and Third Defendants from representing to the shareholders that they speak with the authority of the Board in opposing the resolutions to be voted upon at the Saba Requisition Meeting, for the reasons already explained.

134.	The Plaintiff brought to the Court’s attention all the relevant material facts relating to the issues (including the legal position taken by the Second and Third Defendants through their counsel in correspondence) (b) the omission of the potential impact on the Second and Third Defendants’ “right” to respond or give the shareholders their view is based on an argument which could not have been fairly anticipated, namely that there is a free standing individual right to address the shareholders on the merits of the resolutions.

135.	The omission was therefore innocent or inadvertent and did not concern an important fact that misled the Court in any material respect.

136.	In taking this approach, the Court is mindful of the guidance of the English High Court in Tugushev v Orlov recently approved by the English Court of Appeal in Derma Med Ltd v Ally[34]. In particular, the Court has applied the following principles referred to in that guidance.

“material facts are those which it is material for the judge to know in dealing with the application as made. The duty requires an applicant to make the court aware of the issues likely to arise and the possible difficulties in the claim, but need not extend to a detailed analysis of every possible point which may arise.”

[34]	[2019] EWHC 2031 Comm at [7] per Carr J approved by the Court of Appeal [2024] EWCA Civ 175 at [29].

“Where facts are material in the broad sense, there will be degrees of relevance and a due sense of proportion must be kept. Sensible limits have to be drawn, particularly in more complex and heavy commercial cases where the opportunity to raise arguments about non-disclosure will be all the greater. The question is not whether the evidence in support could have been improved (or one to be approached with the benefit of hindsight). The primary question is whether in all the circumstances its effect was such as to mislead the court in any material respect.”

“The court nevertheless has a discretion to continue the injunction (or impose a fresh injunction) despite a failure to disclose. Although the discretion should be exercised sparingly, the overriding consideration will always be the interests of justice. Such consideration will include examination of i) the importance of the facts not disclosed to the issues before the judge ii) the need to encourage proper compliance with the duty of full and frank disclosure and to deter non-compliance iii) whether or not and to what extent the failure was culpable iv) the injustice to a claimant which may occur if an order is discharged leaving a defendant free to dissipate assets, although a strong case on the merits will never be a good excuse for a failure to disclose material facts.”

Additional relief sought by the Second and Third Defendants.

137.	The Second and Third Defendants say that setting aside the ex parte injunction is not enough to correct the damage already done to their right to make a direct presentation of their views to the shareholders. They say that the statements made by Mr Weinstein have damaged their professional reputations as directors of regulated companies. They say that this is an advantage that the Plaintiff should not be able to retain as a result of the improperly obtained injunction. They say that the only just course is to give directions to postpone the Saba Requisition Meeting and give directions for the convening of the 2025 AGM under section 76 of the Companies Act 1981. They rely upon the impracticability of convening the 2025 AGM and say that the proper course is to allow the shareholders to vote on the agenda items of both meetings at the same time.

Section 76 of the Companies Act 1981

138.	The Plaintiff expressly invokes the jurisdiction in the Petition and Originating Summons in respect of both the Saba Requisition Meeting and the 2025 AGM[35]. The Second and Third Defendants therefore invited the Court to exercise its jurisdiction under this provision to give effect to the additional relief they claim.

[35]	See paragraphs 91 and 93 of the Petition: HB 19-20 and the first affidavit of Paul Kazarian paragraph 4: HB 31.

139.	Section 76 provides:

“ (1) If for any reason it is impracticable to call a meeting of a company in any manner in which meetings of that company may be called, or to conduct the meeting of the company in [the] manner prescribed by the bye laws of this Act, the Court may, either of its own motion or on the application of any director of the company or any member of the company who would be entitled to vote at the meeting, order a meeting of the company to be called, held and conducted in such manner as the Court thinks fit, and where such an order is made may give such ancillary or consequential directions as it thinks expedient.”

140.	At the ex parte hearing the Court proceeded on the basis that the section was not available to the Plaintiff on the facts because the Saba Requisition Meeting had been validly called and there was nothing impracticable about conducting it in accordance with the Companies Act 1981 and the Bye Laws. Therefore, the Court concluded that on the facts the Court had no jurisdiction to give directions in relation to the conduct of that meeting and declined to do so.

141.	By the same reasoning, the Court cannot intervene in a meeting that has already been validly convened now on the grounds that the circumstances have changed as a result of the statements made by Mr. Weinstein about the conduct of the Second and Third Defendants. These statements cannot be corrected by an order to postpone the meeting. It would be inappropriate for the Court to make any comment on the statements made by Mr. Weinstein at this stage. It is for the Second and Third Defendants to take such steps as may lie open to them to correct any misstatements that have been made, or to obtain redress in relation to any misstatement which is defamatory, or in respect of which they have a right of action or claim under the SEC Rules, for a retraction or correction of a misleading or false statement made in a public filing.

142.	The Court has decided that the injunction was not improperly granted or (if it was improperly granted) the Court would grant the injunction again on the same terms, so strictly the question of an improper advantage being obtained does not arise.

143.	The Second and Third Defendants also seek directions for the convening of the 2025 AGM on the grounds that it is impracticable to convene it for the reasons already explained, namely the intractable deadlock at Board level regarding convening the 2025 AGM. However, if the Saba Requisition Meeting passes the two resolutions presented, then a majority of the votes on the Board will become possible. This will mean the Board will be able to convene the 2025 AGM on its own terms and timetable without Court intervention. In the light of this, the Court considers that it is best to make no order at this time until the outcome of the Saba Requisition Meeting is known. At that time, if a deadlock still persists, then it will be open to the parties to return to Court to seek intervention under section 76.

Amendment

144.	The Plaintiff has sought leave to amend the Petition that was originally filed following the direction made by the Court in its ex parte ruling. This was to comply with the rules of procedure as to claims made for relief under the Companies Act 1981. The Plaintiff made the relevant changes but also introduced amendments to the relief sought in the original Petition and in particular with respect to the declaratory relief sought. The Petition not been served, so no leave to amend to add or revise the relief sought was necessary, but would have been granted had it been required as it did not raise new facts or issues, simply changed the type of relief sought. It is trite law that amendments are treated as if they had been made from the date of the issue of the proceedings.

145.	The amendments would have been of such a nature that it would have been confusing and inconvenient to prepare a red-lined version, so leave is hereby given to re-issue the proceedings as an Originating Summons under RSC Order 20 rule 10 without setting out all the revisions and amendments in a red-lined document. Corresponding leave is hereby given to serve the amended proceedings on the Second and Third Defendants in accordance with the prior Orders made in this respect.

No ‘third man’ theory

146.	Some criticism was made of the Court that it had of its own motion articulated a claim that had not been pleaded as the basis for the grant of the interim interlocutory injunction at the ex parte hearing. This requires brief consideration.

147.	At the ex parte hearing, the Court proceeded on the basis of the claims that were put forward on the evidence, and the declaratory relief that underpinned the Plaintiff’s essential claims. Where a generally endorsed writ is issued, all that is required to give the Court jurisdiction to grant interim relief is a cause of action that is jusiticiable.

148.	At an interlocutory hearing at the outset of proceedings, the Court understands and recognises that the formal articulation a fully pleaded claim and defence will follow, upon which the Court will make its ultimate determination. But for the purposes of giving interim relief, the Court does not require a detailed advancement of a claim in order to grant interim relief at an early stage of the proceedings[36].

[36]	See for example Ground J (as he then was) in Utilicorp United Inc v Aquila Resources Corporation and Others (1994) Bda LR 79.

149.	The prayer for declaratory relief at paragraph 94 of the Petition raised the broad issue of exclusion and related declaratory relief. The Court did not put forward a ‘third man’ theory or reformulate a claim that had not been raised by the parties in litigation that had been fully pleaded and fought out in the proceedings as in Al- Medenni v Mars UK Ltd[37].

Order to be drawn

150.	The Plaintiff directed to submit an Order in an agreed form reflecting the terms of the Court’s Ruling above as soon as conveniently possible.

Dated this 2nd June 2025

THE HON. MR. ANDREW MARTIN

PUISNE JUDGE

[37]	[2005] EWCA 1041.